This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-121913.

Current Interest Rates

This is a supplement to the Prospectus dated April 27, 2006

Current Interest Rates for Renewable Unsecured Subordinated Notes
Offered by Consumer Portfolio Services, Inc.

 Interest Rates Effective From October 31, 2009 through December 31, 2009

PORTFOLIO
AMOUNT (1)	$1,000 - $2,499		$2,500 - $9,999		$10,000 - $14,999		$15,000 - $24,999
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	6.85	7.09	6.85	7.09	6.85	7.09	6.85	7.09
6 Month (2)	7.60	7.90	7.60	7.90	7.60	7.90	7.60	7.90
1 Year (3)	9.85	10.35	10.60	11.18	11.35	12.02	11.85	12.58
2 Year (3)	11.10	11.74	11.95	12.69	12.80	13.65	13.30	14.22
3 Year (3)	11.65	12.35	12.60	13.43	13.55	14.51	14.05	15.08
4 Year (3)	11.80	12.52	11.80	12.52	11.80	12.52	11.80	12.52
5 Year (3)	12.00	12.75	12.00	12.75	12.00	12.75	12.00	12.75
10 Year (3)	12.20	12.97	12.20	12.97	12.20	12.97	12.20	12.97

PORTFOLIO
AMOUNT (1)	$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or More
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	7.20	7.46	7.55	7.84	7.90	8.22	8.15	8.49
6 Month (2)	7.95	8.27	8.30	8.65	8.65	9.03	8.90	9.31
1 Year (3)	12.20	12.97	12.55	13.37	12.90	13.77	13.15	14.05
2 Year (3)	13.65	14.62	14.00	15.02	14.35	15.43	14.60	15.72
3 Year (3)	14.40	15.49	14.75	15.89	15.10	16.30	15.35	16.59
4 Year (3)	12.15	12.92	12.50	13.31	12.85	13.71	13.10	13.99
5 Year (3)	12.35	13.14	12.70	13.54	13.05	13.94	13.30	14.22
10 Year (3)	12.55	13.37	12.90	13.77	13.25	14.17	13.50	14.45

1)	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer
Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren.  Members of a sibling's family are also considered immediate family members if the holder's sibling is also a note holder.

2)	The annual yield calculation assumes that:

a. the term of the note is renewed sequentially for an entire year,
b. the interest earned during each term is included in the principal amount for the next term,
c. the listed interest rate is the interest rate for each term, and
d. the accrued interest is paid annually.  More frequent interest payments will reduce your annual yield.

3)	The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated April 27, 2006. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

Interest rates for notes purchased or renewed after December 31, 2009 are subject to change.

 IMPORTANT NOTICE: On June 30, 2008, Consumer Portfolio Services, Inc. executed a financing agreement with Levine Leichtman Capital Partners that effectively prohibits the Company from redeeming any notes prior to their maturity dates, as originally stated or as extended upon renewal, except upon the death or total permanent disability of the note holder. As always, the company will continue to redeem notes at maturity upon the request of the note holder and prior to maturity upon the death or total permanent disability of the note holder. Only redemptions prior to maturity for reasons other than the death or total permanent disability of the note holder are prohibited. For more details about note redemptions please read the sections of the prospectus entitled "Renewal or Redemption On Maturity" and "Redemption or Repurchase Prior To Stated Maturity".